Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp Contacts:    Don Von Hagen (media)
+1 336-436-8263
Media@labcorp.com

Clarissa Willett (investors)
+1 336-436-5076
Investor@labcorp.com

LABCORP EXPANDS CONSUMER-INITIATED TEST OFFERING
Pixel by LabCorp Now Available with Phlebotomy Collection Through LabCorp’s Nationwide Patient Service Center Network
BURLINGTON, N.C., July 22, 2019 - LabCorp® (NYSE: LH), a leading global life sciences company, today announced a significant expansion to its Pixel by LabCorp™ platform. The new offering allows consumers to purchase testing online, visit a convenient LabCorp patient service center (PSC) for specimen collection by a LabCorp phlebotomist, and receive confidential results through a secure online portal. The tests are performed in LabCorp’s laboratories, using the same equipment and processes as the testing that clinicians order for their patients during in-office visits. With the newly expanded Pixel by LabCorp, consumers have more options to access testing through the same world-class lab trusted by more than 400,000 physicians across the U.S.

“Consumers are becoming increasingly interested and engaged in monitoring their health and wellness,” said David P. King, LabCorp’s chairman and CEO. “LabCorp continues to change the way care is provided by creating new channels to deliver our offerings. Expanding Pixel by LabCorp to our PSCs allows consumers to choose phlebotomist collection for their self-directed testing. By meeting patients where they want to be met, we continue to expand access to LabCorp’s high-quality clinical laboratory and to empower consumers to take charge of their health and the health of their families.”

The expanded Pixel by LabCorp platform offers consumers 25 packages, comprised of nearly 90 individual lab tests in categories including general health and wellness; heart health; diabetes and kidney function; hormones, thyroid and fertility; and vitamins and nutrition. There are a variety of packages available, such as Women’s Health, Men’s Health, Thyroid Health, and Anemia. LabCorp will continue to expand the Pixel test menu, as additional offerings are planned for the near future.

Consumers shop for their preferred tests at www.Pixel.LabCorp.com and make purchases using a credit card. Pricing is transparent; insurance companies are not billed; and a dedicated customer support team is available to respond to questions by phone and email. Each purchase includes review and issuance of an order for the approved testing by an independent physician. Consumers can then schedule an appointment (or walk-in) at one of LabCorp’s nearly 2,000 PSCs, including the increasing number of LabCorp at Walgreens locations. Results are delivered in less than a week, and in many cases, the following day, through the consumer’s secure online Pixel by LabCorp account.

If a lab result indicates that prompt medical attention may be appropriate, the consumer will be contacted by a third-party physician group. Reports use color-coding and iconography to make them easy to understand, and the reports can be downloaded, printed, and shared with the consumer’s physician.

The Pixel by LabCorp platform was first introduced in October of 2018, with an initial offering of self-collection kits, empowering consumers to order and obtain wellness tests in the comfort and privacy of their homes. The at-home tests use self-collection devices that are sent to the consumer and then returned to LabCorp in postage-paid, pre-addressed kit boxes for the testing to be performed. At-home kits currently available include general wellness, heart health, diabetes, and colorectal cancer screening.

In addition to Pixel by LabCorp, LabCorp’s consumer-focused tools and services include LabCorp at Walgreens, which now includes 41 locations in 9 states, and will expand to more than 600 locations through 2022; the LabCorp|Patient online portal that supports appointment scheduling, access to provider-ordered test results and invoices, and information about participation in clinical trials through Covance Drug Development; LabCorp|PreCheck, which provides enhanced, online appointment scheduling; the LabCorp|Express tablet-based system for expedited check-in at LabCorp sites and access to LabCorp test results; and access to test results through Apple Health Records on iPhone®.

“Our multi-faceted consumer strategy is advancing at a rapid pace, further differentiating LabCorp from our competitors and enhancing the patient experience,” said Tom Kaminski, senior vice president corporate strategy, LabCorp. “This expansion of Pixel by LabCorp is yet another way we are taking tangible steps to achieve LabCorp’s mission to improve health and improve lives.”

Pixel by LabCorp is available to consumers age 18 or older in 46 states. The service is not currently offered in Maryland, New Jersey, New York, or Rhode Island. Pixel by LabCorp is not intended to diagnose or treat any disease or medical condition and is not a substitute for professional medical advice or clinically guided treatment. To learn more about Pixel by LabCorp, visit www.Pixel.LabCorp.com.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster, and uses technology to improve the delivery of care. LabCorp reported revenue of more than $11 billion in 2018. To learn more about LabCorp, visit www.LabCorp.com, and to learn more about Covance Drug Development, visit www.Covance.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, including but not limited to statements with respect to drug development, medical device and diagnostic development solutions, clinical laboratory testing, the impact of various factors on operating and financial results, and the opportunities for future growth. Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the Company’s control, including without limitation, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, the Company’s satisfaction of regulatory and other requirements, patient safety issues, changes in testing guidelines or recommendations, adverse results in material litigation matters, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, and employee relations. These factors, in some cases, have affected and in the future (together with other factors) could affect the Company’s ability to implement the Company’s business strategy and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the Company’s most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the Company’s other filings with the SEC.

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